Exhibit 99.3

PBF Energy Announces Cash Tender Offer by PBF Holding Company for Any and All of

its Outstanding 8.25% Senior Secured Notes due 2020

PARSIPPANY, N.J.—(BUSINESS WIRE)—May 22, 2017—PBF Energy Inc. (NYSE: PBF) today announced that its indirect subsidiary, PBF Holding Company LLC (“PBF Holding”), commenced a cash tender offer to purchase any and all of the $675,500,000 in aggregate principal amount outstanding of 8.25% Senior Secured Notes due 2020 (CUSIP: 69318FAB4) (the “Notes”) issued by PBF Holding and PBF Finance Corporation. The tender offer is being made pursuant to an “Offer to Purchase” dated today, which sets forth a more comprehensive description of the terms of the offer. The table below sets forth information with respect to the Notes and the tender offer.

Title of Security	CUSIP No.	Outstanding Principal Amount	Total Consideration (1)
8.25% Senior Secured Notes due 2020	69318FAB4	$675,500,000.00	$1,023.75

(1)	Per $1,000 principal amount of Notes validly tendered and accepted for payment.

The tender offer is scheduled to expire at the expiration time, which is at 5:00 p.m., New York City time, on May 26, 2017, unless extended or earlier terminated. Holders of Notes must tender and not withdraw their Notes on or before the expiration time to receive the “Total Consideration.”

The Total Consideration payable for each $1,000 principal amount of Notes validly tendered on or before the expiration time and accepted for payment is equal to $1,023.75. In addition to the Total Consideration, holders of Notes accepted for payment will receive accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the settlement date.

Except as required by applicable law, Notes tendered may be withdrawn only on or before the expiration time, or, if a tender offer is extended, the 10th business day after the commencement of such tender offer.

PBF Holding may elect to accept for purchase prior to the expiration of the tender offer all Notes validly tendered on or before the expiration time. It is anticipated that the settlement date for Notes validly tendered on or before the expiration time will be May 30, 2017.

PBF Holding has retained Citigroup Global Markets Inc. to serve as dealer manager for the tender offer. PBF Holding has retained Global Bondholder Services Corporation to serve as the depositary and the information agent for the tender offer. Requests for documents and questions about the tender offer may be directed to Global Bondholder Service Corporation by phone at (212) 430-3774 (for banks and brokers) or (866) 470-3900 or in writing at 65 Broadway – Suite 404, Attn: Corporate Actions, New York, New York 10006. Copies may also be obtained at http://www.gbsc-usa.com/PBF/.

The tender offer is subject to the satisfaction of certain conditions, including a financing condition. If any of the conditions are not satisfied, PBF Holding is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to applicable laws, and may terminate the tender offer. The tender offer is not conditioned on the tender of a minimum principal amount of Notes. PBF Holding is not soliciting consents from holders of Notes in connection with the tender offer. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. None of PBF Holding, the dealer manager or the depositary and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

Forward-Looking Statements

This press release includes certain statements that may constitute forward-looking statements. Such forward-looking statements are subject to the general risks inherent in our business and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Our expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. Additional information relating to the uncertainties and other factors that can affect our business and future results are discussed in the “Risk Factors” section or other sections in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by us from time to time with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and we undertake no obligation to (and expressly disclaims any obligation to) update or revise any forward-looking statement to reflect new information or events, other than as required by law.

About PBF Energy Inc.

PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware,

Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 44.1% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973.455.7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973.455.8994